Filed pursuant to Rule 424(b)(3)
File No. 333-121061
SUPPLEMENT DATED DECEMBER 16, 2022 TO THE CURRENT
STATUTORY PROSPECTUS FOR:
Invesco Senior Loan Fund
(the “Fund”)
This supplement amends the Statutory Prospectus of the above referenced fund and is in addition to any other supplement(s), unless otherwise specified. You should read this supplement in conjunction with the Statutory Prospectus and retain it for future reference.
The following information is added at the end of the section under the heading “Purchase of Shares – Class A Shares – Class A Shares Purchase Programs – Intermediary Sales Charge Waivers and Discounts” in the prospectus for the Fund:
UBS Financial Services Inc. (“UBS”)
Pursuant to an agreement with the Distributor, UBS may offer Class Y shares to its retail brokerage clients whose shares are held in omnibus accounts at UBS, or its designee. For these clients, UBS may charge commissions or transaction fees with respect to brokerage transactions in Class Y shares. The minimum investment for Class Y shares is waived for transactions through such brokerage platforms at UBS. Please contact your UBS representative for more information about these fees and other eligibility requirements.
VK-SLO-STATPRO-SUP-1